For this purpose, amounts committed to the acquisition of Local Partnership Interests will not include Front End Fees, or Reserves of the Partnership in excess of 5% of Gross Proceeds.

(4) The General Partner will receive a non-accountable Rehabilitation/Acquisition Services Expense Allowance equal to 2% of Gross Proceeds from which it will pay all of the Partnership's closing costs incurred in connection with the acquisition of Local Partnership Interests by the Partnership not paid by the Local Partnerships; provided, however, that when the Partnership acquires an interest in a Local Partnership where no Rehabilitation/Acquisition Services Fees are paid, the Rehabilitation/Acquisition Services Expense Allowance will equal 2½% of Gross Proceeds allocable to such acquisition. Expenses actually incurred in connection with Rehabilitation/Acquisition Services in excess of the amount of the Rehabilitation/ Acquisition Services Expense Allowance will be paid by the Local Partnerships or the General Partner and will not be reimbursed by the Partnership.

(5) The General Partner anticipates that Rehabilitation/ Acquisition Services Fees and the Rehabilitation/Acquisition Services Expense Allowance will be paid by the Partnership at the time of the Partnership's acquisition of the Local Partnership Interests. Such fees and expense allowance may be paid by a Local Partnership from the capital contributions made by the Partnership in connection with its acquisition of Local Partnership Interests, if the General Partner provides services to such Local Partnership in connection with the acquisition of a Property. The portion of the Rehabilitation/Acquisition Services Fees and Rehabilitation/Acquisition Services Expense Allowance payable to the General Partner upon the acquisition of a Local Partnership Interest will be based upon the percentage of Gross Proceeds allocable to an investment in a particular Local Partnership.

(6) The Partnership intends to initially establish 6.0% of Gross Proceeds as a working capital reserve ("Working Capital"). The General Partner may, however, in its sole discretion, increase or decrease the amount of Working Capital as it deems necessary or appropriate. In the event of a decrease in the amount of Working Capital not otherwise used or reserved to pay Partnership expenses, any excess funds may be invested in Local Partnerships or distributed to investors, in the discretion of the General Partner. The Partnership may also establish, increase or decrease its Reserves in addition to its Working Capital, in the discretion of the General Partner. Reserves may be used to pay operating expenses of the Partnership, including current or future Partnership Management, Partnership Administration, Additional Administration and Additional Management Fees. See "Compensation and Fees to General Partner and Affiliates" and "Summary of the Partnership Agreement—Partnership Expenses." In addition, the Local Partnerships are expected to maintain working capital reserves independent of those maintained by the Partnership to the extent that (i) the terms of mortgage debt encumbering the Properties or applicable provisions of government assistance programs so require, (ii) the Local General Partner determines that the same is necessary or advisable or (iii) the Local Partnership Agreement so requires. See "Investment Objectives and Policies—Interim Investments and Reserves."

COMPENSATION AND FEES TO GENERAL PARTNER AND AFFILIATES

The following sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the General Partner and its Affiliates will or may receive in connection with the business and operations of the Partnership and the Local Partnerships. SUCH FEES, COMPENSATION, INCOME, DISTRIBUTIONS AND OTHER PAYMENTS WERE NOT DETERMINED BY ARM'S—LENGTH BARGAINING. See "Conflicts of Interest."

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
	OFFERING STAGE	
Organization, Offering and Selling Expenses	General Partner and Affiliates	Up to 3% to 5% of Gross Proceeds, depending upon the number of Units sold: $250,000 (5%) if the minimum number of Units is sold; $2,000,000 (4%) if the maximum number of Units is sold; and $4,500,000 (3%) if the Additional Right is exercised in full. (1)(2)

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
	ACQUISITION STAGE	
Rehabilitation/Acquisition Services Fees	General Partner or Affiliates of the General Partner	5.0% of Gross Proceeds: $250,000 if the minimum number of Units is sold; $2,500,000 if the maximum number of Units is sold; and $7,500,000 if the Additional Right is exercised in full. (2)
Non-Accountable Rehabilitation/Acquisition Services Expense Allowance	General Partner or Affiliates of the General Partner	2% of Gross Proceeds (2½% of allocable Gross Proceeds, in the case of acquisitions of interests in Local Partnerships where no Rehabilitation/Acquisition Services Fees are paid): $100,000 if the minimum number of Units is sold; $1,000,000 if the maximum number of Units is sold; and $3,000,000 if the Additional Right is exercised in full. (2)
Property Development Fee	Affiliates of the General Partner	The lesser of (i) 10% of the total development cost of a Property owned by a Local Partnership, the Local General Partner of which is an Affiliate of the General Partner and (ii) 90% of the amount that a disinterested party rendering comparable services would charge. Actual amounts depend upon the development cost of a Property and cannot be estimated at this time. (3)
	OPERATIONAL STAGE	
Partnership Management Fee and Additional Management Fee	General Partner	In the case of the Partnership Management Fee, an annual amount equal to the greater of (i) .14% of Invested Assets or (ii) $100,000 payable from Cash Flow or Working Capital. In the case of the Additional Management Fee, an amount equal to .06% of Invested Assets, payable from Cash Flow or Working Capital. (4)(6)
Reimbursement of (i) the actual costs of goods and materials used for or by the Partnership and supplied by persons not affiliated with the General Partner, (ii) the allocable portion of certain salaries and benefits, and direct travel, meals, lodging and telephone expenses of employees (*i.e.*, non-controlling persons) of the General Partner on Partnership business, and (iii) direct out-of-pocket expenses incurred for legal, accounting, bookkeeping, computer, printing and public relations services	General Partner and Affiliates	The lesser of (i) actual costs incurred, and (ii) 90% of the amount that an independent third party would charge for such services.

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
Property Management Fee	Affiliates of the General Partner	Approximately 5% of the annual gross revenues of any Property that is managed by an Affiliate of the General Partner. Actual amounts to be received depend upon the results of operations of the Properties and cannot be estimated at this time. (5)
Local Partnership Administration Fee	Affiliates of the General Partner	2% of annual gross revenues of any Property that is managed by an Affiliate of the General Partner, payable only from 50% of Operating Cash Flow. Actual amounts to be received depend upon the results of operations of the Properties and cannot be estimated at this time. (6)
Share of Distributions of Cash Available for Distribution by the Partnership, Profits, Losses and Low-Income Credits	General Partner	1% of Cash Available for Distribution, Profits, Losses and Low-Income Credits.
Interest and Other Financing Charges or Fees on loans, if any	General Partner and Affiliates	An amount not in excess of the interest or other financing charges or fees that would be charged by unrelated lending institutions on comparable loans for the same purpose and the same locality. Actual amounts depend upon whether Voluntary Loans are made, and the circumstances thereof, and cannot be estimated at this time.
Local General Partner's Distributive Share of Operating Cash Flow, Profits, Losses and Low-Income Credits, in the event that the General Partner or an Affiliate of the General Partner is or becomes, or has an interest in, a Local General Partner	General Partner and Affiliates	1% of any such distributions by a Local Partnership for any fiscal year. Actual dollar amount depends upon the operations of the Local Partnership and cannot be estimated at this time. (7)
	SALE OR REFINANCING STAGE	
Disposition Fees	General Partner and Affiliates	If the General Partner or any Affiliates provide a substantial amount of the services in the sales effort, 2.5% of the sale price received in connection with the sale or disposition of Properties or Local Partnership Interests, but in no event more than the lesser of (i) ½ of the competitive real estate commission, and (ii) 6% of such sales price less all amounts payable to unaffiliated real estate brokers in connection with such sale. Actual amounts depend upon the sales prices of Properties and cannot be estimated at this time. (8)

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
Local General Partner's Distributive Share of Sale or Refinancing Proceeds, in the event that the General Partner or an Affiliate of the General Partner is or becomes, or has an interest in, a Local General Partner	General Partner or Affiliates	1% of all distributions by each such Local Partnership of the Sale or Refinancing Proceeds of its Property until the Partnership has received such distributions in an aggregate amount sufficient to provide the Partnership with a return of its allocable Gross Proceeds with respect to such Local Partnership, and thereafter 50% of any remaining such proceeds; provided, however, that in no event will Affiliates of the General Partner receive more than 25% of Sale or Refinancing Proceeds from a Property. Actual amounts depend upon the results of operations of such Local Partnership and cannot be estimated at this time. (7)
Share of Partnership Sale and Refinancing Proceeds	General Partner	After payment of any current or deferred Partnership Administration Fees, Additional Administration Fees, Partnership Management Fees and Additional Management Fees, 1% of all distributions of Sale or Refinancing Proceeds by the Partnership until the Limited Partners have received distributions of Sale or Refinancing Proceeds from the Partnership in an aggregate amount equal to (i) a 6% per annum cumulative (non-compounded) return on Limited Partners Unreturned Capital Contributions and (ii) their aggregate Capital Contributions (as reduced by prior distributions of Sale or Refinancing Proceeds and returns of uninvested capital), after payment of Disposition Fees, if any, 1% of all distributions of Sale or Refinancing Proceeds by the Partnership until receipt by the Limited Partners, taking into account all previous distributions to them of Cash Available for Distribution, Sale or Refinancing Proceeds (other than Sale or Refinancing Proceeds which represent a return of their Capital Contributions) and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them, provides the Limited Partners with a 14% per annum cumulative (non-compounded) return on their Unreturned Capital Contributions for the

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
		10-year period commencing January 1, 1991 and terminating December 31, 2000, and then, 100% until it has received an aggregate amount of distributions pursuant to this clause and the preceding clause equal to one-ninth (1/9) of the aggregate amount of distributions to the Limited Partners under the preceding clause; thereafter, 10% of such distributions of Sale or Refinancing Proceeds. See "Profits, Losses and Distributions."

(1) The percentage of Gross Proceeds payable to the General Partner as Organization, Offering and Selling Expenses will be reduced pro rata for sales between the Minimum Offering and the Maximum Offering (from 5% to 3%). If the Partnership does not utilize all funds available for Organization, Offering and Selling Expenses, the Partnership may use such excess funds to acquire Local Partnership Interests or increase Reserves.

(2) The General Partner anticipates that Rehabilitation/Acquisition Services Fees and the Rehabilitation/Acquisition Services Expense Allowance may be paid by the Partnership or a Local Partnership at the time of the Partnership's acquisition of the Local Partnership Interests. The General Partner will be entitled to interest on Rehabilitation/Acquisition Services Fees that are not paid at the time of such acquisition from the time such services are rendered through the time of payment by the Partnership. In such event, the amount of interest owed to the General Partner will be equal to the amount of interest earned on the unpaid Rehabilitation/Acquisition Services Fees. If the General Partner provides services to a Local Partnership in connection with the acquisition of a Property, such fees and expense allowance may be paid by such Local Partnership (rather than the Partnership) from the capital contributions made by the Partnership in connection with its acquisition of Limited Partnership Interests. The portion of the Rehabilitation/Acquisition Services Fees and Rehabilitation/Acquisition Services Expense Allowance payable to the General Partner upon the acquisition of a Local Partnership Interest will be based upon the percentage of Gross Proceeds allocable to an investment in a particular Local Partnership. The General Partner will not receive a Rehabilitation/Acquisition Services Fee in connection with the investment by the Partnership in a Local Partnership which is an Affiliate of the General Partner. However, the General Partner may receive a Rehabilitation/Acquisition Services Fee of greater than 5% of Gross Proceeds in connection with investments in Local Partnerships which are not Affiliates of the General Partner. In no event will the total Rehabilitation/Acquisition Services Fees for all investments made by the Partnership in Local Partnerships exceed 5% of Gross Proceeds. To the extent that total Rehabilitation/Acquisition Services Fees are less than 5% of Gross Proceeds, such difference may be applied to the payment of Organization, Offering and Selling Expenses in excess of 3% to 5% of Gross Proceeds or invested in Local Partnership Interests. Expenses incurred in connection with rehabilitational/acquisition services in excess of the Rehabilitation/Acquisition Services Expense Allowance will be paid by the Local Partnerships or the General Partner and will not be reimbursed by the Partnership.

(3) It is anticipated that Property Development Fees will be paid to The Richman Group, Inc., a Delaware corporation which is wholly-owned by Richard P. Richman, for all Local Partnerships identified under "Specified Investments" as Affiliates of the General Partner. The amount of Property Development Fees cannot be determined until actual development costs have been finally determined.

(4) The Partnership Management Fee will be paid from Cash Flow, after the payment of the Partnership Administration Fee. The Additional Management Fee and Additional Administration Fee will be paid pro rata at such time as is determined by the General Partner. Unpaid Partnership Management Fees, Additional Management Fees and Additional Administration Fees for any year will accrue without interest and may be paid (i) first, in respect of such unpaid Partnership Management Fees and (ii) second, pro rata in respect of such unpaid Additional Administration Fees and Additional Management Fees from Cash Flow in any subsequent year, or from Sale or Refinancing Proceeds before the return to the Limited Partners of 100% of their Capital Contributions. See "Profits, Losses and Distributions" and "Summary of the Partnership Agreement."

(5) In certain circumstances, the Property Management Fee may be in excess of 5% of the annual gross revenues of a Property, but will not exceed the amount of property management fees approved by HUD or a Governmental Agency and that would typically be charged by an independent third party rendering comparable services in the same geographic location and that could reasonably be made available to the Local Partnership. From the amount of the Property Management Fee, Affiliates of the General Partner will be required to pay all fees and expenses incurred in connection with bookkeeping services and fees due to non-related Persons for property management services and all rent-up, leasing, re-leasing and leasing related service fees and bonuses paid to any Person unless the payment of such fees and expenses by the Local Partnership is approved by HUD or a Governmental Agency. It is anticipated that Property Management Fees may be paid to Wilder Richman Management Corporation, a New York corporation which is 50% owned by Richard P. Richman, for the Local Partnership identified under "Specified Investments" as being an Affiliate of the General Partner. In addition, the General Partner or its Affiliates may provide insurance brokerage services in connection with obtaining insurance on the Partnership's property. Any such Person must be independently engaged in the business of providing such services and 75% or more of such Person's insurance brokerage service gross revenue must be derived from services to non-Affiliates, or such Person must otherwise be permitted to provide such services by HUD or a Governmental Agency. The cost of such services, including the cost of insurance, may be no greater than the lowest quote obtained from two unaffiliated insurance agencies for comparable coverage and terms or as otherwise approved by HUD or a Governmental Agency.

(6) Unpaid Local Partnership Administration Fees payable to an Affiliate of the General Partner will be deferred without interest and may be paid from 50% of Operating Cash Flow in any subsequent year. Deferred Local Partnership Administration Fees will not be paid from Local Partnership Sale or Refinancing Proceeds. In no event may the sum of the Local Partnership Administration Fee, payable to the General Partner or an Affiliate of the General Partner, the Partnership Administration Fee, the Additional Administration Fee, the Partnership Management Fee and the Additional Management Fee exceed .5% of the cost of all Properties then owned (prorated in the case of properties disposed of during any such year) by Local Partnerships in which the Partnership is a limited partner. For a discussion of Local Partnership Administration Fees to be paid to Local General Partners who are not Affiliates of the General Partner, see "Investment Objectives and Policies—Management of the Properties."

(7) In the event that the General Partner or an Affiliate becomes a Local General Partner, such partner's distributive share of Profits, Losses, Operating Cash Flow, Low-Income Credits and Sale or Refinancing Proceeds will not exceed that which such partner would have been entitled to receive had it been a Local General Partner at the time the Partnership acquired a Local Partnership Interest in such Local Partnership. The Local General Partner's distributive share of Profits, Losses, Operating Cash Flow and Low-Income Credits, prior to a return to the Partnership of its allocable Gross Proceeds, Sale or Refinancing Proceeds will range between 1% and 10% for each Local Partnership, depending upon its percentage interest in such Local Partnership.

(8) Payment of Disposition Fees will be subordinated to distribution to Limited Partners from Sale or Refinancing Proceeds of a 6% per annum cumulative (non-compounded) return on their Unreturned Capital Contributions (after taking into account all previous distributions to each Limited Partner of Cash Available for Distribution and Sale or Refinancing Proceeds and each dollar of Low-Income Credit and Rehabilitation Credit previously allocated to such Limited Partner) and 100% of their Capital Contributions.